Exhibit 4.15

                          AMENDMENT NO. 2

         This Amendment No. 2 dated as of January 1, 1992 to that Agreement (the "Agreement") dated as of March 27, 1991 between Reading & Bates Corporation, a Delaware corporation ("R&B" or the "Company"), and R&B Investment Partnership, L.P., a Delaware limited partnership (the "Partnership").

         The parties have agreed to, and do hereby, amend the Agreement, to correct the provisions of Amendment No. 1 dated as of January 1, 1992 to the Agreement, regarding the attribution of compensation and benefits relating to the service of any Designee of the Partnership as an officer or director of R&B, as follows:

         1. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

         2. Pursuant to the instruction of the Partnership, all compensation or benefits from R&B attributable to services by a Designee of the Partnership as an officer or director of R&B that have been paid or which are or shall become payable by R&B from and after January 1, 1992 have been or will be paid to, or otherwise provided for the benefit of, WHR Management Company, L.P., the general partner of the Paratnership (the "General Partner"). For purposes hereof, "compensation" and "benefits" shall not include any rights to indemnification or any directors' and officers' liability insurance coverage provided by the Company to such Designee.

         3. This Amendment No. 2 supersedes and replaces in all respects, effective on and as of January 1, 1992, Amendment No. 1 to the Agreement.

         4. Except as amended by this Amendment No. 2, the Agreement shall remain in full force and effective.

         IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 on August 3, 1992.

                             The Company:
                             READING & BATES CORPORATION

                             By:  /s/Paul B. Loyd, Jr.
                                  Paul B. Loyd, Jr.
                                  Chairman & Chief Executive Officer

                             The Partnership:
                             R&B INVESTMENT PARTNERSHIP, L.P.

                             By: WHR MANAGEMENT COMPANY, L.P.

                             By:  /s/James P. Heffernan
                                  James P. Heffernan
                                  General Partner

    Agreed to and acknowledged by the General Partner:

    WHR MANAGEMENT COMPANY, L.P.

    By: /s/C. Kirk Rhein, Jr.
        C. Kirk Rhein, Jr.
        General Partner